Exhibit F

ESCROW AGREEMENT

ESCROW AGREEMENT (the “Agreement”) is made and entered into as of March 25, 2010 by and among U.S. Bank National Association, a national banking association (the “Escrow Agent”), Kohlberg Investors V, L.P., a Delaware limited partnership, solely in its capacity as the Stockholders’ Representative (the “Stockholders’ Representative”), and BioScrip, Inc., a Delaware corporation (the “Parent”).

Capitalized terms used but not defined herein shall have the respective meanings given to them in the Agreement and Plan of Merger, dated as of January 24, 2010 (the “Merger Agreement”), by and among Critical Homecare Solutions Holdings, Inc., a Delaware corporation, the Stockholders’ Representative (in its capacity as the Stockholders’ Representative), Kohlberg Investors V, L.P. (“KIV”), Kohlberg TE Investors V, L.P. (“KTE”), Kohlberg Offshore Investors V, L.P. (“KOI”), Kohlberg Partners V, L.P. (“KPV”), KOCO Investors V, L.P. (“KOCO”), S.A.C. Domestic Capital Funding, Ltd (“SAC”), Blackstone Mezzanine Partners II L.P. (“BMP”), Blackstone Mezzanine Holdings II L.P. (“BMH”), Nitin Patel (“Patel”), Robert Cucuel (“Cucuel”), Mary Jane Graves (“Graves”) and Joey Ryan (“Ryan”) (KIV, KTE, KOI, KPV, KOCO, SAC, BMP, BMH, Patel, Cucuel, Graves and Ryan shall be individually referred to herein as a “Stockholder” and collectively, the “Stockholders”), the Parent and Camelot Acquisition Corp., a Delaware corporation.

WHEREAS, pursuant to Section 4.2(j) of the Merger Agreement, the Parent will deliver to the Escrow Agent certificates representing 2,696,516 shares of common stock, par value $0.0001 per share of the Parent (the “Parent Shares”), having an aggregate value (with each Parent Share valued at the Agreed Upon Share Value as defined herein) equal to Twenty-two Million Five Hundred Thousand United States Dollars ($22,500,000), registered in the name of “Var & Co.” as nominee for the Escrow Agent along with stock powers executed in blank (the “Escrow Property”), for the sole purposes of satisfying (x) the Stockholders’ obligations, if any, to pay to the Parent a post-closing purchase price adjustment pursuant to Section 3.6 of the Merger Agreement and (y) certain indemnification obligations of the Stockholders pursuant to Articles XII and XIII of the Merger Agreement;

WHEREAS, all dividends and other distributions declared and paid on the Escrow Property is referred to as the “Escrow Property Interest”;

WHEREAS, the Stockholders’ Representative, on behalf of the Stockholders, and the Parent desire to create an escrow account for the Escrow Property, and to appoint the Escrow Agent as the escrow agent for such account upon the terms and subject to the conditions set forth herein;

WHEREAS, the parties have agreed that for purposes of making purchase price adjustment and indemnification payments under the Escrow Property and the disbursement of the same, each Parent Share shall be valued at $8.3441 (the “Agreed Upon Per Share Value”); and

WHEREAS, the parties wish to specify their respective rights and obligations with respect to the Escrow Property and the Escrow Property Interest.

NOW THEREFORE, in consideration of the foregoing and the agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.           (a)           The Stockholders’ Representative and the Parent hereby appoint the Escrow Agent as the escrow agent to hold, in a separate account, the Escrow Property Interest in accordance with the terms, conditions and provisions of this Agreement, and the Escrow Agent hereby accepts such appointment subject to the terms, conditions and provisions of this Agreement.

(b)           The Escrow Agent hereby agrees to establish and maintain the Escrow Property in a separate account and shall invest any cash Escrow Property Interest, as directed by the Stockholders’ Representative, from time to time, in writing, in (i) designated readily marketable direct obligations of, or obligations the principal and interest on which are unconditionally guaranteed by, the United States of America (“U.S. Securities”), (ii) bank time deposits evidenced by certificates of deposit issued by commercial banks in the United States having capital and surplus in excess of $500,000,000, (iii) commercial paper rated at least A-1 or the equivalent thereof by Standard and Poor’s Corporation or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc., (iv) repurchase agreements with the Escrow Agent or one of the Escrow Agent’s affiliates using U.S. Securities as collateral, in each case with a maturity of not more than sixty (60) days, or (v) the Escrow Agent’s “Money Market Deposit Account” (“MMDA”) as described on Schedule 1 hereto (collectively, all investments referred to in clauses (i)-(v) are referred to herein as “Permitted Investments”).  If the Escrow Agent does not receive investment direction from the Stockholders’ Representative with respect to any portion of the cash Escrow Property, the Escrow Agent shall invest and reinvest such Escrow Property in the Escrow Agent’s MMDA.  All Escrow Property Interest shall accrue for the benefit of the Stockholders and shall be paid in accordance with Section 2(b)(vii), and the Parent shall not be entitled to receive any such Escrow Property Interest.

(c)           Within five (5) Business Days after the date of this Agreement, the Parent shall have deposited with the Escrow Agent stock certificates registered in the name of “Var & Co.” as nominee for the Escrow Agent evidencing the Parent Shares.  The Escrow Agent shall hold and administer the Parent Shares in accordance with this Agreement.  Any and all other rights with respect to the Parent Shares, including, without limitation, voting rights, shall be exercised by the Escrow Agent as directed by the Stockholders’ Representative but in no event shall any of such rights be exercised in a manner inconsistent with or in violation of any of the provisions of the Escrow Agreement or the Merger Agreement.

(d)           The Escrow Property will be held for the benefit of the parties hereto and will not be subject to any lien or attachment of any creditor of any party hereto and will be used solely for the purposes and subject to the conditions set forth herein.  Until such time as the Parent Shares are released from the Escrow Property in accordance with the provisions hereof, the Stockholders will not sell, assign, transfer or otherwise dispose of, grant any option with respect to, or enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with, or pledge or grant any security interest in, or otherwise encumber any of the Parent Shares.

(e)           Neither the Escrow Agent nor its nominee shall be under any duty to take any action to preserve, protect, exercise or enforce any rights or remedies under or with respect to the Escrow Property (including without limitation with respect to the exercise of any voting or consent rights, conversion or exchange rights, defense of title, preservation of rights against prior matters or otherwise).  Notwithstanding the foregoing, if the Escrow Agent is so requested in a written request of the Stockholders’ Representative received by the Escrow Agent at least three (3) Business Days prior to the date on which the Escrow Agent is requested therein to take such action (or such later date as may be acceptable to the Escrow Agent), the Escrow Agent shall execute or cause its nominee to execute and deliver to the Stockholders’ Representative a proxy or other instrument in the form supplied to it by the Stockholders’ Representative for voting or otherwise exercising any right of consent with respect to any of the Escrow Property held by it hereunder, to authorize therein the Stockholders’ Representative to exercise such voting or consent authority in respect of the Parent Shares held in the Escrow Property (provided that the Escrow Agent shall not be obliged to execute any such proxy or other instrument if, in its reasonable judgment, the terms thereof may subject the Escrow Agent to any liabilities or obligations in its individual capacity).  The Escrow Agent shall not be under any duty or responsibility to forward to any party, or to notify any party with respect to, or to take any action with respect to, any notice, solicitation or other document or information, written or otherwise, received from an issuer or other person with respect to the Escrow Property, including but not limited to, proxy material, tenders, options, the pendency of calls and maturities and expiration of rights.

(f)           The Escrow Agent may conclusively rely upon, without independent verification or investigation, all decisions made by the Stockholders’ Representative on behalf of the Stockholders in connection with this Agreement in writing and signed by a duly authorized officer of the Stockholders’ Representative.  The Stockholders’ Representative agrees that it shall send a copy of all notices or statements received or sent hereunder to each Stockholder, within a reasonable period of time after receipt or delivery (as applicable) thereof.

(g)           The Stockholders’ Representative represents and warrants to the Escrow Agent and the Parent that it has the irrevocable right, power and authority (i) to enter into and perform this Agreement on behalf of itself in its capacity as a Stockholders’ Representative and on behalf of the Stockholders, (ii) to give and receive directions and notices hereunder; and (iii) to make all determinations on behalf of the Stockholders that may be required or that it deems appropriate under this Agreement.

(h)           Until notified in writing by the Stockholders’ Representative that it has resigned or by a majority-in-interest of the Stockholders that it has been removed, the Escrow Agent and the Parent may rely conclusively and act (in each case, without independent verification) upon the directions, instructions and notices of the Stockholders’ Representative named above and, thereafter, upon the directions, instructions and notices of any successor named in a writing executed by a majority-in-interest of the Stockholders and filed with the Escrow Agent.

2.           Except as otherwise provided in Section 3, the Escrow Property shall be held and disposed of by the Escrow Agent as follows:

(a)           Purchase Price Adjustment.  Within five (5) Business Days after the date that the Statement becomes final and binding upon the Stockholders and the Parent as provided in Section 3.6(b) of the Merger Agreement, the Stockholders’ Representative and the Parent shall, if any payment is due to the Parent, give a joint written notice to the Escrow Agent directing the disposition of a portion of the Escrow Property (the “Purchase Price Disposition Notice”).  Within three (3) Business Days of the receipt of the Purchase Price Disposition Notice the Escrow Agent shall disburse to the Parent such number of Parent Shares from the Escrow Property  having an aggregate value (based upon the Agreed Upon Per Share Value) as set forth in the Purchase Price Disposition  Notice.

(b)           Indemnification Payments.

(i)           If the Parent intends to assert a claim against the Escrow Property for Losses pursuant to Articles XII or XIII of the Merger Agreement, the Parent shall deliver a Claims Notice in accordance with Section 12.4 of the Merger Agreement or notice in accordance with Section 13.4 of the Merger Agreement to the Escrow Agent and the Stockholders’ Representative prior to the termination of the applicable survival period for such claim.

(ii)           If, within thirty (30) calendar days after receipt by the Escrow Agent and the Stockholders’ Representative of a Claims Notice or other notice pursuant to Article XIII of the Merger Agreement (the “Objection Period”), the Escrow Agent has not received a written statement from the Stockholders’ Representative (the “Objection Notice”) disputing the Parent’s right to indemnification and/or the amount of indemnification sought in such notice, the Escrow Agent shall, within five (5) Business Days following the expiration of the Objection Period, deliver to the Parent out of the Escrow Property such number of Parent Shares having an aggregate value (based upon the Agreed Upon Per Share Value) equal to the lesser of (x) the amount of the available remaining Escrow Property (based upon the Agreed Upon Per Share Value) and (y) the amount specified in the Claims Notice or other notice pursuant to Article XIII of the Merger Agreement.

(iii)           If, during the Objection Period, the Escrow Agent receives an Objection Notice, the Escrow Agent shall (i) promptly forward a copy of that statement to the Parent, (ii) if applicable, deliver to the Parent out of the remaining Escrow Property such number of Parent Shares having an aggregate value (based upon the Agreed Upon Per Share Value) equal to the amount that is specifically set forth in the Objection Notice not to be in dispute and (iii) continue to hold, to the extent available, in escrow such number of Parent Shares having an aggregate value (based upon the Agreed Upon Per Share Value) equal to the amount in dispute, until receipt of (A) a joint statement signed by the Stockholders’ Representative and the Parent directing the disposition of all or part of the remaining Escrow Property or (B) a certified copy of a final, non-appealable order of a court of competent jurisdiction (a “Final Determinations”) of the disputed matters set forth in the Objection Notice ordering the Escrow Agent to dispose of the amount in dispute (but in no event to exceed the number of Parent Shares remaining in the Escrow Property).  The Escrow Agent shall be entitled to receive and may conclusively rely upon an opinion of counsel from the Stockholders’ Representative’s or the Parent’s counsel accompanying each Final Determination, to the effect that the relevant court had authority to determine the amount and liability with respect to the claim made by the Parent, and that such court has rendered a final judgment for which all related rights to appeal have been denied or expired.   Upon receipt of any such statement or Final Determination, the Escrow Agent shall promptly comply with its terms.

(iv)           The Escrow Property shall only be available to pay for (x) any purchase price adjustment in favor of the Parent, (y) Losses incurred by a Buyer Indemnitee for Taxes under Article XIII of the Merger Agreement and (z) Losses incurred by a Buyer Indemnitee under Article XII of the Merger Agreement (such Losses referred to in clauses (y) and (z) above, “Indemnification Losses”.

(v)           The Parent and the Stockholders’ Representative acknowledge and agree that the Escrow Property shall be the Parent’s sole and exclusive remedy for any claims under Sections 12.2(a) and 13.1(a) of the Merger Agreement (other than Unrestricted Claims).  In the event the number of Parent Shares in the Escrow Property is insufficient to pay the amount of the purchase price adjustment in favor of the Parent under the Merger Agreement or any claim for which the Escrow Property is the sole and exclusive remedy in full (other than Unrestricted Claims), the Parent shall not be entitled to collect any amounts in excess of the then available Escrow Property and no Stockholder or other Person shall have any liability for any shortfall.

(vi)           Except as otherwise directed by the Stockholders’ Representative, not later than ten (10) calendar days after the end of each calendar quarter during the term of this Agreement until such time as the Escrow Property is fully depleted, all accrued and unpaid Escrow Property Interest shall be released by the Escrow Agent to the Stockholders based on each Stockholder’s Escrow Allocation Percentage as set forth on Schedule 2 attached hereto.

(vii)           Except as otherwise directed by the Stockholders’ Representative, on September 25, 2011, the Escrow Agent shall release all Parent Shares remaining in the Escrow Property (including any remaining accrued and unpaid Escrow Property Interest thereon) to the Stockholders based on each Stockholder’s Escrow Allocation Percentage; provided, that the Escrow Agent shall retain in the remaining Escrow Property a number of Parent Shares having an aggregate value (based upon the Agreed Upon Share Value), to the extent available, equal to the sum of (A) any amount then payable to the Parent under Section 2(b)(ii) and (B) any additional amount of Indemnification Losses claimed in good faith by the Parent and disputed in good faith by the Stockholders’ Representative in accordance with Section 2(b)(iii).

(c)           This Agreement and the duties of the Escrow Agent hereunder shall terminate when all amounts of the Escrow Property have been paid to the Stockholders’ Representative, on the one hand, or the Parent, on the other hand, in accordance with Section 2(a), Section 2(b) or Section 3 of this Agreement.

(d)           Any distribution of all or a portion of the Parent Shares to the Parent shall be made by delivery to the Parent of the stock certificate(s) held by the Escrow Agent representing the Parent Shares.  In the event less than all of the Parent Shares are to be so transferred, the Parent shall cause a new stock certificate(s) to be issued in the name of the Escrow Agent’s nominee representing the balance of the shares following the disbursement and the Parent shall promptly deposit such new stock certificate with the Escrow Agent.  In no event shall the Escrow Agent have any liability for the actions or omissions of, or any delay on the part of the Parent in connection with the foregoing.

(e)           Any distribution of all or a portion of the Parent Shares to the Stockholders shall be made by delivery to the Parent of the stock certificate(s) held by the Escrow Agent representing the Parent Shares, endorsed for transfer, with instruction to the Parent to transfer and issue the aggregate number of Parent Shares being distributed allocated among the Stockholders based upon the Stockholders’ Escrow Allocation Percentage.  The Parent shall promptly but in no event more than two (2) Business Days thereafter, register such allocated Parent Shares on its books in the name of each respective Stockholder and issue to each Stockholder a stock certificate representing such allocated Parent Shares, which stock certificate shall be mailed by first class mail to each Stockholder at such Stockholder’s address on record with the Parent.  If less than all of the then remaining Parent Shares are to be so distributed and transferred, the Parent shall cause a new stock certificate(s) to be issued in the name of the Escrow Agent’s nominee representing the balance of the shares following the disbursement  and such certificate shall be deposited with the Escrow Agent.  In no event shall the Escrow Agent have any liability for the actions or omissions of, or any delay on the part of the Parent in connection with the foregoing.

3.           Notwithstanding anything to the contrary herein, the Escrow Agent shall dispose of the Escrow Property in accordance with the joint written instructions of the Parent and the Stockholders’ Representative given at any time.  Whenever this Agreement provides for a writing to be delivered by the Parent or the Stockholders’ Representative to the Escrow Agent, the Escrow Agent shall only rely on a writing signed by a duly authorized officer of the Parent or the Stockholders’ Representative, respectively, and the Escrow Agent shall be entitled to rely on an incumbency certificate from the Secretary of the Parent or the Stockholders’ Representative, as applicable, as evidence that the officer executing such writing on behalf of such party is an authorized officer of such party.

4.           (a)           The Escrow Agent shall report to the Internal Revenue Service, as of each calendar year-end, all Escrow Property Interest based on the Stockholders’ Escrow Allocation Percentage as and to the extent required by law.

(b)           The parties hereto agree that the Stockholders (based on such Stockholders’ Escrow Allocation Percentage as set forth on Schedule 2) shall be deemed the owners of the Escrow Property Interest, in accordance with their respective Escrow Allocation Percentage, for income tax purposes.   Prior to the date hereof, the Parent and each Stockholder has provided the Escrow Agent with certified tax identification numbers for each of them by furnishing appropriate forms W-9 (or W-8 if a non-U.S. person) upon the execution hereof and other documents as the Escrow Agent has reasonably requested.  The parties hereto understand that if such documentation is not delivered, the Escrow Agent may be required by the Internal Revenue Code to withhold a portion of the Escrow Property Interest.

(c)           Notwithstanding anything to the contrary, the Escrow Agent shall be entitled to withhold from any distribution of the Escrow Property Interest any amount required to be withheld by applicable law.  The Escrow Agent shall timely remit any withheld amounts to the appropriate taxing authorities.  Any amount so withheld shall be treated for purposes of this Agreement as having been paid to the applicable party (for the benefit of the party from whom such amount was withheld) and shall be an offset to such amount.

5.           Not later than ten (10) days after the end of each calendar month during the term of this Agreement, the Escrow Agent shall deliver to the Parent and Stockholders’ Representative a statement reflecting the investment activity and month-end balance with respect to the Escrow Property Interest, if any, during the prior month.

6.           In consideration of the services provided by the Escrow Agent in the performance of its duties hereunder, the Parent and the Stockholders agree to promptly reimburse the Escrow Agent for all out-of-pocket costs and expenses reasonably incurred by it with respect to this Agreement, including reasonable fees of legal counsel, and to further compensate the Escrow Agent in accordance with the fee arrangements described in Schedule 3 attached hereto.  All such fees and expenses paid under this Section 6 shall be paid fifty percent (50%) by the Parent and fifty percent (50%) by the Stockholders’ Representative, on behalf of the Stockholders.  The Parent and the Stockholders’ Representative hereby agree that the Escrow Agent shall have, and hereby grant the Escrow Agent, a lien for the payment of such fees and expenses upon the Escrow Property.

7.           (a)           All parties hereto acknowledge that the duties of the Escrow Agent hereunder are solely ministerial in nature and have been requested for their convenience.  The Escrow Agent shall not be deemed to be the agent of either/any party hereto, or to have any legal or beneficial interest in the Escrow Property, except as provided in the last sentences of Sections 6 and 8 of this Agreement.  The parties hereto agree that the Escrow Agent (i) is a party to this Agreement only and has no duties or responsibilities in connection with, and shall not be charged with knowledge of, any agreements related hereto and (ii) shall not be liable for any act or omission taken or suffered in good faith with respect to this Agreement unless such act or omission is the result of the gross negligence or willful misconduct of the Escrow Agent.  In no event shall the Escrow Agent be liable for punitive, consequential or incidental damages.

(b)           The Escrow Agent may consult with legal counsel in connection with its duties hereunder and shall be fully protected and incur no liability relative to any action or inaction taken in good faith in accordance with the advice of such legal counsel.  The Escrow Agent shall have no responsibility for determining the genuineness or validity of any certificate, document, notice or other instrument or item presented to or deposited with it and shall be fully protected in acting in accordance with any written instruction given to it by any of the parties hereto and reasonably believed by the Escrow Agent to have been signed by the proper representatives of such parties.

(c)           The Escrow Agent shall not be responsible for any losses relative to the investment or liquidation of the Escrow Property, provided the Escrow Property Interest is invested and held in accordance with Section 1 of this Agreement.  In addition, the Escrow Agent shall not be responsible for assuring that the Escrow Property is sufficient for the disbursements contemplated under Section 2 of this Agreement.  The Escrow Agent shall be entitled to break or cancel any investment to the extent reasonably necessary or appropriate to make any payment required hereby, and shall not be responsible for any costs or penalties associated therewith.  The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control.  Such acts shall include, but not be limited to, acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communications line failures, computer viruses, power failures, earthquakes or other disasters.

(d)           The Escrow Agent shall not be required to institute legal proceedings of any kind.  The Escrow Agent shall not be required to defend any legal proceedings which may be instituted against it with respect to this Agreement unless requested to do so in writing by any of the parties hereto, and unless and until it is indemnified by the requesting party to the satisfaction of the Escrow Agent, in its sole discretion, against the cost and expense of such defense, including without limitation, the reasonable fees and expenses of its legal counsel.  If any conflicting demand shall be made upon the Escrow Agent, it shall not be required to determine the same or take any action thereon and may await settlement of the controversy by appropriate and non-appealable legal proceedings.  Upon the commencement of any action against or otherwise involving the Escrow Agent with respect to this Agreement, the Escrow Agent shall be entitled to interplead the matter of this escrow in the Chosen Court (as defined in Section 14 of this Agreement) and, in such event, the Escrow Agent shall be relieved of and discharged from any and all obligations and liabilities under this Agreement.  In any such action, the Escrow Agent shall be entitled to the indemnities provided in Section 8 below.

(e)           To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account.  For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity.  The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

8.           The Parent and the Stockholders’ Representative (acting on behalf of the Stockholders) hereby jointly and severally hold harmless and indemnify the Escrow Agent, its directors, officers, employees and agents (collectively, the “Indemnitees”) from and against all obligations, liabilities, claims, suits, judgments, losses, damages, costs or expenses of any kind or nature, including without limitation, reasonable attorney’s fees, which may be imposed on, incurred by, or asserted against any of them in connection with this Agreement or the Escrow Agent’s duties hereunder, except to the extent arising from the Escrow Agent’s gross negligence or willful misconduct.  The foregoing indemnities shall survive the resignation of the Escrow Agent or the termination of this Agreement.  The Parent and the Stockholders’ Representative agree that any payments made to the Escrow Agent under the indemnification obligation in this Section 8, whether made by the Parent or the Stockholders’ Representative, are to be borne (i) fifty (50%) percent by the Parent and (ii) fifty (50%) percent by Stockholders’ Representative and hereby grant to each other a right of contribution to effect the same; provided, however, this sentence shall not affect the joint and several obligations of the Parent and the Stockholders’ Representative to the Escrow Agent under this Agreement.  To the extent the Escrow Agent is entitled to indemnification, fees or expenses hereunder and such indemnification, fees or expenses are not timely paid, the parties agree that the Escrow Agent shall have, and hereby grant the Escrow Agent, a lien for the payment of such indemnification, expenses, or fees upon the Escrow Property.

9.           The Escrow Agent may resign as escrow agent at any time and be discharged of its duties hereunder after thirty (30) days’ notice to the Parent and the Stockholders’ Representative, but only if a successor escrow agent has been appointed by the Parent and the Stockholders’ Representative prior to the effective date of the Escrow Agent’s resignation.  Upon receipt of notice of resignation, the Parent and the Stockholders’ Representative promptly shall use their commercially reasonable efforts to designate a successor escrow agent to serve in accordance with the terms of this Agreement.  If the Parent and the Stockholders’ Representative cannot agree on a successor escrow agent during such thirty (30) day period, the Escrow Agent shall be deemed to be solely a custodian to the Escrow Property, without further duties and the Escrow Agent shall have the right to appoint (or to petition a court of competent jurisdiction to appoint) a successor escrow agent to serve in accordance with the terms of this agreement.  Upon receipt of a statement signed by the Stockholders’ Representative and the Parent directing the disposition of the Escrow Property and/or the Escrow Property Interest to a successor escrow agent, the Escrow Agent shall comply promptly with that statement.  Any successor escrow agent appointed by the Escrow Agent shall be a banking corporation or trust company having total assets in excess of $500,000,000, which shall agree in writing to be bound by the provisions hereof.  Upon the appointment of a successor escrow agent by the Parent and the Stockholders’ Representative or by the Escrow Agent hereunder, the Escrow Agent’s duties and responsibilities under this Agreement shall terminate.  If the Escrow Agent merges or consolidates with another entity, or transfers all or substantially all of its corporate trust business to another entity, the surviving entity or transferee, as applicable, shall be the successor Escrow Agent hereunder without any further action by the parties hereto.

10.           This Agreement cannot be changed or terminated orally and may be changed only with the written consent of the Parent, the Stockholders’ Representative and the Escrow Agent, which in the case of the Escrow Agent, such consent shall not be unreasonably withheld.

11.           Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, telecopied (upon electronic confirmation) or telexed, or if mailed, two days after the date of mailing, as follows:

If to the Stockholders’ Representative, to:

Kohlberg Investors V, L.P.
c/o Kohlberg & Company
111 Radio Circle
Mount Kisco, New York 10549
Attention:  Gordon Woodward
Facsimile:  (914) 241-1143

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:  Angelo Bonvino, Esq.
Facsimile: (212) 757-3990

If to the Parent, to:

BioScrip, Inc.
100 Clearbrook Road
Elmsford, New York 10523
Attention:  Executive Vice President, Secretary and General Counsel
Facsimile:  (914) 460-1670

With a copy to:

King & Spalding LLP
1185 Avenue of the Americas
New York, NY 10036
Attention:  E. William Bates, II, Esq.
Facsimile:  (212) 556-2222

If to the Escrow Agent, to:

U.S. Bank National Association
Goodwin Square
225 Asylum Street
Hartford, Connecticut 06103-0177
Attn:  Susan Merker
Facsimile:  (860) 241-6897
Telephone:  (860) 241-6815

12.           The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

13.           This Agreement and any claim or controversy hereunder (whether in contract or tort) shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws thereof.

14.           Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in any state or federal court in the New York, New York (the “Chosen Court”), and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

15.           EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

16.           Whenever any payment under this Agreement shall be due on a day other than a Business Day, that payment shall be made on the next succeeding Business Day.

17.           This Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors and assigns.  This Agreement is not intended to confer any benefit on any person other than the parties hereto and, accordingly, shall not create any third party beneficiaries hereto.

18.           Except as otherwise provided herein, no assignment of any rights or delegation of any obligations provided for herein may be made by any party hereto without the express written consent of all other parties hereto.

19.           This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

20.           Each of the parties acknowledge receipt of the notice set forth on Schedule 4 attached hereto and made part hereof and that information may be requested to verify their identities.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Susan C. Merker
Name Susan C. Merker
Title Vice President

KOHLBERG INVESTORS V, L.P., in its capacity as the Stockholders’ Representative

By:	Kohlberg Management V, L.L.C., its general partner

By:	/s/ Gordon H. Woodward
Name Gordon H. Woodward
Title Authorized Representative

BIOSCRIP, INC.

By:	/s/ Barry A. Posner
Name Barry A. Posner
Title Secretary and General Counsel

 Signature Page to Escrow Agreement

SCHEDULE 1

U.S. BANK NATIONAL ASSOCIATION
MONEY MARKET ACCOUNT
DESCRIPTION AND TERMS

The U.S. Bank Money Market account is a U.S. Bank National Association (“U.S. Bank”) interest-bearing money market deposit account designed to meet the needs of U.S. Bank’s Corporate Trust Services Escrow Group and other Corporate Trust customers of U.S. Bank.   Selection of this investment includes authorization to place funds on deposit with U.S. Bank.

U.S. Bank uses the daily balance method to calculate interest on this account (actual/365 or 366).  This method applies a daily periodic rate to the principal balance in the account each day.  Interest is accrued daily and credited monthly to the account.  Interest rates are determined at U.S. Bank’s discretion, and may be tiered by customer deposit amount.

The owner of the account is U.S. Bank as Agent for its trust customers.  U.S. Bank’s trust department performs all account deposits and withdrawals.  Deposit accounts are FDIC Insured per depositor, as determined under FDIC Regulations, up to applicable FDIC limits.

SCHEDULE 2

ESCROW ALLOCATION PERCENTAGE OF STOCKHOLDERS

Stockholder	Escrow Allocation Percentage
Kohlberg Investors V, L.P.	50.92%
Kohlberg Partners V, L.P.	2.87%
Kohlberg Offshore Investors V, L.P.	3.41%
Kohlberg TE Investors V, L.P.	37.03%
KOCO Investors V, L.P.	2.25%
Blackstone Mezzanine Partners II, L.P.	2.32%
Blackstone Mezzanine Holdings II, L.P.	0.10%
S.A.C. Domestic Capital Funding, Ltd.	0.60%
Robert Cucuel	0.26%
Mary Jane Graves	0.15%
Nitin Patel	0.06%
Joey Ryan	0.04%
Total	100.00%

SCHEDULE 3

The fee of the Escrow Agent for its services under this Agreement shall be as follows:

Annual Administration Fee	$3,500 one time fee

Counsel Fees	Billed as incurred (estimated to be $1,500)

Out of Pocket Expenses	At cost

Activity Fee	$25 per trade

Wire Fee	$25 per wire transfer

SCHEDULE 4

CUSTOMER IDENTIFICATION PROGRAM NOTICE

Important information about procedures for opening a new Account

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions (which includes the Escrow Agent) to obtain, verify and record information that identifies each person who opens an account.

For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity.  Such documentation may include, but is not limited to, Certificates of Good Standing from the appropriate Secretary of State, certified copies of Partnership Agreements, Trust Agreements or other formation agreements or documents.  For companies whose equity securities are publicly traded, these requirements can be met with evidence of regulatory filings with the Securities and Exchange Commission as found on their EDGAR database.  We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

In addition, for non-individual entities, the Escrow Agent must be informed if any contractual party is now acting, or has acted in the past 12 months, under a different name, or has changed its name in the last 12 months.

For individuals, a copy of a government–issued identification, such as a driver’s license or passport, is required to establish identity for the primary party responsible for the account, such as the Shareholder Representative, as a signing party to the governing documents.  Additionally, any individual involved in the transaction will be required to provide a certified Tax Identification Number on IRS Form W-9, or Form W-8 for non-US Persons.

Any capitalized term used without definition in this Schedule 4 is used with the meaning assigned to such term in the Escrow Agreement of which this Schedule 4 is a part.